JOINT FILER INFORMATION

NAME: Frost Gamma Investments Trust

ADDRESS: 4400 Biscayne Blvd

Miami, FL 33137

Designated Filer: Phillip Frost, M.D.

Issuer and Ticker Symbol: Cocrystal Pharma, Inc. (COCP)

Date of Event Requiring Statement: May 3, 2018

FROST GAMMA INVESTMENTS TRUST

by:	/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Trustee